Press Release For immediate release Brandon Burke, Investor Relations Graham Galt, Media Relations 404-439-3468 404-439-3070

Invesco announces Combination with OppenheimerFunds,
$1.2 Billion Common Stock Buyback Program
and Reports Results for the Three Months Ended September 30, 2018

Atlanta, October 18, 2018 --- Invesco Ltd. (NYSE: IVZ) today announced a combination with OppenheimerFunds, a strategic partnership with Massachusetts Mutual Life Insurance Company (MassMutual) and a $1.2 billion common stock buyback program. Invesco also reported financial results for the three months ended September 30, 2018.

"The combination with OppenheimerFunds and the strategic partnership with MassMutual will meaningfully enhance our ability to meet client needs, accelerate growth and strengthen our business over the long term,” said Martin L. Flanagan, President and CEO of Invesco. “This is a compelling, highly strategic and accretive transaction for Invesco that will help us achieve a number of objectives: enhance our leadership in the US and global markets, deliver the outcomes clients seek, broaden our relevance among top clients, deliver strong financial results and continue attracting the best talent in the industry."

“We have long held OppenheimerFunds’ people and strong investment performance track record in high regard,” Mr. Flanagan continued. “OppenheimerFunds’ culture and commitment to high-conviction investing complement our own, and the combination will create significant opportunities for the talented professionals of both companies.”

"Based on the financial strength of the combined organization, we have initiated a $1.2 billion common stock buyback program that will be completed within the next two years."

Combination with OppenheimerFunds
Invesco and MassMutual announced today that they have entered into a definitive agreement, whereby Invesco will acquire MassMutual’s asset management affiliate, OppenheimerFunds, Inc. In turn, MassMutual and the OppenheimerFunds employee shareholders will receive a combination of common and preferred equity consideration, and MassMutual will become a significant shareholder in Invesco, with an approximate 15.5% stake.

This strategic transaction will bring Invesco’s total assets under management (AUM) to more than $1.2 trillion, making it the 13th largest global investment manager and sixth-largest US retail investment manager, further enhancing the company’s ability to meet client needs through its comprehensive range of high-conviction active, passive and alternative capabilities.

The highly complementary investment and distribution capabilities of Invesco and OppenheimerFunds will strengthen the combined organization’s ability to provide more relevant investment outcomes to an expanded number of institutional and retail clients in the US and around the globe. Both Invesco’s and OppenheimerFunds’ clients will benefit from the resulting combination, which will incorporate OppenheimerFunds’ high-performing investment capabilities, including a strong international and emerging markets equity franchise, and its powerful US third-party distribution platform, with Invesco’s strong and diversified product lineup and global presence, supported by solutions-driven and technology-enabled client outreach.

Under the terms of the agreement, Invesco will acquire OppenheimerFunds with consideration to MassMutual and OppenheimerFunds employees consisting of 81.9 million shares of Invesco common equity and $4 billion in perpetual, non-cumulative preferred shares with a 21-year non-call period and a fixed rate of 5.9%. The 81.9 million shares include approximately 6.6 million shares to be issued as a part of the post-closing conversion of unvested restricted stock awards, currently held by OppenheimerFunds employees, into Invesco restricted stock awards.

Invesco and MassMutual are expected to enter into a shareholder agreement, in which MassMutual would have customary minority shareholder rights, including representation on Invesco’s board of directors. MassMutual will nominate William F. Glavin, Jr., current independent board member of OppenheimerFunds and its retired CEO. The shareholder agreement specifies a lock-up period of two years for the common stock.

The transaction is expected to close in the second quarter of 2019, pending necessary regulatory and other third-party approvals.

Summary of Invesco Third Quarter Results

	Q3-18		Q2-18		Q3-18 vs. Q2-18	Q3-17		Q3-18 vs. Q3-17
U.S. GAAP Financial Measures
Operating revenues	$1,341.8	m	$1,360.6	m	(1.4)%	$1,337.7	m	0.3%
Operating income	$322.1	m	$331.3	m	(2.8)%	$360.3	m	(10.6)%
Operating margin	24.0%		24.3%			26.9%
Net income attributable to Invesco Ltd.	$269.6	m	$245.1	m	10.0%	$267.5	m	0.8%
Diluted EPS	$0.65		$0.59		10.2%	$0.65		—%

Adjusted Financial Measures(1)
Net revenues	$966.9	m	$974.0	m	(0.7)%	$976.6	m	(1.0)%
Adjusted operating income	$357.8	m	$376.6	m	(5.0)%	$402.4	m	(11.1)%
Adjusted operating margin	37.0%		38.7%			41.2%
Adjusted net income attributable to Invesco Ltd.	$274.4	m	$273.1	m	0.5%	$291.8	m	(6.0)%
Adjusted diluted EPS	$0.66		$0.66		—%	$0.71		(7.0)%

Assets Under Management
Ending AUM	$980.9	bn	$963.3	bn	1.8%	$917.5	bn	6.9%
Average AUM	$985.1	bn	$973.9	bn	1.2%	$890.8	bn	10.6%
(1) The adjusted financial measures are all non-GAAP financial measures. See the information on pages 8 through 11 for a reconciliation to their most directly comparable U.S. GAAP measures.

Assets Under Management

Total assets under management (AUM) at September 30, 2018, were $980.9 billion (June 30, 2018: $963.3 billion), an increase of $17.6 billion during the third quarter. Long-term net outflows were $11.2 billion and total net outflows were $4.9 billion for the third quarter. As of July 1, 2018, we began including 100% of Invesco Great Wall Fund Management Company, which added $9.5 billion in AUM during the third quarter (the acquisition of the Guggenheim Investments' ETF business on April 6, 2018 added $38.1 billion in AUM during the second quarter).

Summary of net flows (in billions)	Q3-18	Q2-18	Q3-17
Active	($10.9)	($8.4)	$2.8
Passive	(0.3)	0.4	1.3
Long-term net flows	(11.2)	(8.0)	4.1
Non-management fee earning AUM	3.2	0.9	0.9
Institutional money market	3.1	0.9	5.4
Total net flows	($4.9)	($6.2)	$10.4

Annualized long-term organic growth rate (1)	(5.6%)	(4.1%)	2.3%

(1)
Annualized long-term organic growth rate is calculated using long-term net flows (annualized) divided by opening long-term AUM for the period. Long-term AUM excludes institutional money market and non-management fee earning AUM.

Net market gains led to increases of $14.3 billion in AUM during the third quarter, compared to net market gains of $10.3 billion in the second quarter. Reinvested distributions for the third quarter were $1.7 billion compared to $0.7 billion for the second quarter. Foreign exchange rate movements led to a $3.0 billion decrease in AUM during the third quarter, compared to a $13.8 billion decrease in the second quarter. Average AUM during the third quarter were $985.1 billion, compared to $973.9 billion for the second quarter, an increase of 1.2%. Further analysis is included in the supplementary schedules to this release.

Operating Results

This section discusses the company's third quarter 2018 results, as compared to the second quarter 2018, and comments on significant items that have impacted the company's results as presented in accordance with U.S. GAAP. The results of the acquired Guggenheim Investments' ETF and Intelliflo businesses are included from their respective acquisition dates of April 6 and June 4, 2018.

Operating revenues decreased by $18.8 million (1.4%) to $1,341.8 million in the third quarter, from $1,360.6 million in the second quarter. Movements in foreign exchange rates decreased third quarter operating revenues by $13.6 million compared to the second quarter.

Investment management fees decreased by $11.6 million (1.1%) to $1,038.9 million in the third quarter from $1,050.5 million in the second quarter. Increases related to one additional day during the third quarter and higher average AUM were offset by decreases from foreign exchange rate movements and due to changes in the overall mix of AUM. Movements in foreign exchange rates decreased third quarter investment management fees by $13.1 million compared to the second quarter.

Service and distribution fees increased by $5.1 million (2.1%) to $248.0 million in the third quarter from $242.9 million in the second quarter, reflecting an increase related to a full quarter of Intelliflo revenues in the third quarter.

Performance fees decreased by $3.7 million compared to the second quarter. Performance fees recorded in the third quarter were primarily generated by our real estate and private equity teams.

Other revenues decreased by $8.6 million (15.5%) to $47.0 million in the third quarter from $55.6 million in the second quarter, primarily due to decreased real estate transaction fees.

Operating expenses decreased by $9.6 million (0.9%) to $1,019.7 million in the third quarter from $1,029.3 million in the second quarter. Business optimization charges were $14.5 million in the third quarter, compared to $6.0 million in the second quarter. Total costs of these initiatives at completion are estimated to be up to $160 million, of which approximately $9 million remains to be incurred through 2018. As of the end of the third quarter, these initiatives have produced annualized run-rate expense savings of $54 million, and by completion in 2018, the annualized run-rate savings is expected to be up to $62 million. Movements in foreign exchange rates decreased third quarter operating expenses by $9.2 million when compared to the second quarter.

Third-party distribution, service and advisory expenses decreased by $0.9 million (0.2%) to $408.0 million in the third quarter from $408.9 million in the second quarter. Movements in foreign exchange rates decreased third quarter third-party distribution, service and advisory expenses by $1.2 million when compared to the second quarter.

Employee compensation expenses increased by $4.4 million (1.2%) to $385.5 million in the third quarter from $381.1 million in the second quarter. The increase in the third quarter reflects higher staff severance and relocation costs related to business optimization, increased employee benefits costs as well as a full quarter of compensation costs from Intelliflo. Movements in foreign exchange rates decreased third quarter employee compensation expenses by $5.0 million when compared to the second quarter.

Marketing expenses increased by $1.2 million (3.7%) to $34.0 million in the third quarter from $32.8 million in the second quarter.

Property, office and technology expenses increased $3.1 million (3.0%) to $104.8 million compared to $101.7 million in the second quarter, reflecting increased software maintenance and outsourcing costs, which include a full quarter of Intelliflo.

General and administrative expenses decreased by $17.4 million (16.6%) to $87.4 million in the third quarter from $104.8 million in the second quarter due to the inclusion of a $26.7 million credit for increased recoverable VAT from applying additional regulatory guidance. The credit represents a cumulative adjustment for 2014 through the second quarter of 2018. This credit was partially offset by an increase of $7.0 million in amortization expense related to recent acquisitions as well as an increase in business optimization expenses of $4.8 million from the redomicile of several European funds to Luxembourg. Movements in foreign exchange rates decreased third quarter general and administrative expenses by $1.2 million when compared to the second quarter.

Equity in earnings of unconsolidated affiliates increased $4.5 million to $11.8 million (61.6%) in the third quarter from $7.3 million in the second quarter primarily from increases in earnings from our real estate and private equity investments. Non-operating other income and expenses in the third quarter also included a $28.1 million net gain comprised of market-driven gains and losses of investments held by consolidated investment products (CIP) and net interest income of CIP (second quarter: $0.9 million gain).

Other gains and losses was a net gain in the third quarter of $5.9 million compared to a gain of $1.4 million in the second quarter.

The effective tax rate decreased to 17.8% for the third quarter, from 23.0% for the second quarter. The third quarter included a net 3.8% rate decrease primarily resulting from the acceleration of software tax amortization.

The impact of the inclusion of non-controlling interests in CIP decreased our effective tax rate by 0.7% for the third quarter, compared to an increase of 0.4% for the second quarter.

Capital Management

As of September 30, 2018, the company's cash and cash equivalents were $1,631.5 million, with long-term debt of $2,814.6 million. The credit facility balance was $737.2 million at September 30, 2018 ($878.9 million at June 30, 2018). In October 2018, the company paid $436 million towards the outstanding balance on the credit facility, using cash received from the European sub-group.

The company is announcing a common stock buyback program of $1.2 billion to be completed within the next two years, which will be financed through the strong operating cash flows of the combined organization.

Dividends paid in the third quarter were $124.3 million. Today, the company is announcing a third quarter cash dividend of 30.0 cents. The dividend is payable on December 3, 2018, to shareholders of record at the close of business on November 13, 2018, with an ex-dividend date of November 9, 2018.

Headcount

As of September 30, 2018, the company had 7,410 employees, compared to 7,315 employees as of June 30, 2018.

# # #

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, October 18, 2018, at 9:00 a.m. ET by dialing one of the following numbers: 1-877-951-7317 for U.S. and Canadian callers or 1-210-795-0461 for international callers, using the Passcode: 1590266. An audio replay of the conference call will be available until Thursday, November 1, 2018 at 5:00 p.m. ET by calling 1-866-393-0864 for U.S. and Canadian callers or 1-203-369-0431 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at www.invesco.com.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and their potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q3-18	Q2-18	% Change	Q3-17	% Change
Operating revenues:
Investment management fees	$1,038.9	$1,050.5	(1.1)%	$1,062.3	(2.2)%
Service and distribution fees	248.0	242.9	2.1%	217.6	14.0%
Performance fees	7.9	11.6	(31.9)%	42.3	(81.3)%
Other	47.0	55.6	(15.5)%	15.5	203.2%
Total operating revenues	1,341.8	1,360.6	(1.4)%	1,337.7	0.3%
Operating expenses:
Third-party distribution, service and advisory	408.0	408.9	(0.2)%	380.4	7.3%
Employee compensation	385.5	381.1	1.2%	388.1	(0.7)%
Marketing	34.0	32.8	3.7%	29.5	15.3%
Property, office and technology	104.8	101.7	3.0%	92.8	12.9%
General and administrative	87.4	104.8	(16.6)%	86.6	0.9%
Total operating expenses	1,019.7	1,029.3	(0.9)%	977.4	4.3%
Operating income	322.1	331.3	(2.8)%	360.3	(10.6)%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	11.8	7.3	61.6%	12.9	(8.5)%
Interest and dividend income	4.0	2.8	42.9%	2.5	60.0%
Interest expense	(29.6)	(29.5)	0.3%	(23.6)	25.4%
Other gains and losses, net	5.9	1.4	321.4%	13.9	(57.6)%
Other income/(expense) of CIP, net	28.1	0.9	N/A	31.7	(11.4)%
Income before income taxes	342.3	314.2	8.9%	397.7	(13.9)%
Income tax provision	(61.1)	(72.3)	(15.5)%	(123.1)	(50.4)%
Net income	281.2	241.9	16.2%	274.6	2.4%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(11.6)	3.2	N/A	(7.1)	63.4%
Net income attributable to Invesco Ltd.	$269.6	$245.1	10.0%	$267.5	0.8%
Earnings per share:
---basic	$0.65	$0.59	10.2%	$0.65	—%
---diluted	$0.65	$0.59	10.2%	$0.65	—%

Average shares outstanding:
---basic	414.3	413.9	0.1%	410.0	1.0%
---diluted	414.4	414.1	0.1%	410.5	1.0%

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Nine months ended September 30,
	2018	2017	% Change
Operating revenues:
Investment management fees	$3,133.1	$3,027.9	3.5%
Service and distribution fees	737.0	635.3	16.0%
Performance fees	28.6	70.3	(59.3)%
Other	159.5	51.2	211.5%
Total operating revenues	4,058.2	3,784.7	7.2%
Operating expenses:
Third-party distribution, service and advisory	1,236.0	1,095.6	12.8%
Employee compensation	1,157.0	1,151.8	0.5%
Marketing	94.9	83.0	14.3%
Property, office and technology	308.7	267.3	15.5%
General and administrative	287.1	250.5	14.6%
Total operating expenses	3,083.7	2,848.2	8.3%
Operating income	974.5	936.5	4.1%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	28.8	41.1	(29.9)%
Interest and dividend income	11.0	7.0	57.1%
Interest expense	(82.3)	(71.2)	15.6%
Other gains and losses, net	1.9	23.9	(92.1)%
Other income/(expense) of CIP, net	56.2	92.5	(39.2)%
Income before income taxes	990.1	1,029.8	(3.9)%
Income tax provision	(201.8)	(291.4)	(30.7)%
Net income	788.3	738.4	6.8%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(19.7)	(19.3)	2.1%
Net income attributable to Invesco Ltd.	$768.6	$719.1	6.9%
Earnings per share:
---basic	$1.86	$1.76	5.7%
---diluted	$1.86	$1.76	5.7%

Average shares outstanding:
---basic	413.2	409.2	1.0%
---diluted	413.4	409.6	0.9%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts and assist the Board of Directors and management in determining incentive compensation decisions. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q3-18	Q2-18	Q3-17
Operating revenues, U.S. GAAP basis	$1,341.8	$1,360.6	$1,337.7
Invesco Great Wall (1)	28.4	15.2	13.1
Third party distribution, service and advisory expenses	(408.0)	(408.9)	(380.4)
CIP	4.7	7.1	6.2
Net revenues	$966.9	$974.0	$976.6

Reconciliation of Operating income to Adjusted operating income:

in millions	Q3-18	Q2-18	Q3-17
Operating income, U.S. GAAP basis	$322.1	$331.3	$360.3
Invesco Great Wall (1)	11.7	5.8	5.8
CIP	9.8	13.3	10.4
Business combinations	18.6	17.5	8.6
Compensation expense related to market valuation changes in deferred compensation plans	3.9	2.7	5.0
Business optimization expenses	14.5	6.0	12.3
Prior years' impact of multi-period VAT tax recovery (2)	(22.8)	—	—
Adjusted operating income	$357.8	$376.6	$402.4

Operating margin (3)	24.0%	24.3%	26.9%
Adjusted operating margin (4)	37.0%	38.7%	41.2%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q3-18	Q2-18	Q3-17
Net income attributable to Invesco Ltd., U.S. GAAP basis	$269.6	$245.1	$267.5
CIP	(11.3)	2.2	1.3
Business combinations:
Changes in the fair value of contingent consideration	(0.4)	0.2	1.6
Foreign exchange gain related to currency held for business acquisition	—	—	(12.1)
Other business combination-related adjustments	18.6	17.5	8.6
Deferred compensation plan market valuation changes and dividend income less compensation expense	0.9	1.2	(1.3)
Business optimization expenses	14.5	6.0	12.3
Foreign exchange hedge	(2.3)	(2.2)	0.5
Prior years' impact of multi-period VAT tax recovery (2)	(22.8)	—	—

Taxation:
Taxation on business combinations	5.8	4.2	4.6
Taxation on deferred compensation plan market valuation changes and dividend income less compensation expense	(0.2)	(0.3)	0.6
Taxation on business optimization charges	(2.9)	(1.3)	(3.8)
Taxation on foreign exchange hedge	0.6	0.5	(0.2)
Taxation on prior period impact of multi-year VAT tax recovery (2)	4.3	—	—
Retroactive state tax adjustment	—	—	12.2
Adjusted net income attributable to Invesco Ltd. (5)	$274.4	$273.1	$291.8

Average shares outstanding - diluted	414.4	414.1	410.5
Diluted EPS	$0.65	$0.59	$0.65
Adjusted diluted EPS (6)	$0.66	$0.66	$0.71
_______________

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q3-18	Q2-18	Q3-17
Operating expenses, U.S. GAAP basis	$1,019.7	$1,029.3	$977.4
Invesco Great Wall (1)	16.7	9.4	7.3
Third party distribution, service and advisory expenses	(408.0)	(408.9)	(380.4)
CIP	(5.1)	(6.2)	(4.2)
Business combinations	(18.6)	(17.5)	(8.6)
Compensation expense related to market valuation changes in deferred compensation plans	(3.9)	(2.7)	(5.0)
Business optimization	(14.5)	(6.0)	(12.3)
Prior years' impact of multi-period VAT tax recovery (2)	22.8	—	—
Adjusted operating expenses	$609.1	$597.4	$574.2

Employee compensation, U.S. GAAP basis	$385.5	$381.1	$388.1
Invesco Great Wall (1)	12.1	6.7	5.1
Business combinations	(1.3)	(1.9)	(1.7)
Market appreciation/depreciation of deferred compensation awards	(3.9)	(2.7)	(5.0)
Business optimization	(3.5)	—	(7.6)
Adjusted employee compensation	$388.9	$383.2	$378.9

Marketing, U.S. GAAP basis	$34.0	$32.8	$29.5
Invesco Great Wall (1)	1.3	0.7	0.6
Business combinations	(0.6)	(0.7)	—
Adjusted marketing	$34.7	$32.8	$30.1

Property, office and technology, U.S. GAAP basis	$104.8	$101.7	$92.8
Invesco Great Wall (1)	2.1	1.1	1.1
Business combinations	(0.5)	(2.5)	—
Business optimization	(0.6)	(0.6)	(0.2)
Adjusted property, office and technology	$105.8	$99.7	$93.7

General and administrative, U.S. GAAP basis	$87.4	$104.8	$86.6
Invesco Great Wall (1)	1.2	0.9	0.5
Business combinations	(16.2)	(12.4)	(6.9)
CIP	(5.1)	(6.2)	(4.2)
Business optimization	(10.4)	(5.4)	(4.5)
Prior years' impact of multi-period VAT tax recovery (2)	22.8	—	—
Adjusted general and administrative	$79.7	$81.7	$71.5

(1)
Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall Fund Management Company ("Invesco Great Wall") on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle in the third quarter to obtain a majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter. The company's non-GAAP operating results now reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to non-controlling interests.

(2) As a result of an increase in our recoverable VAT from applying additional regulatory guidance, a credit was recorded in the third quarter of 2018. The portion of the cumulative adjustment representing 2014 through 2017 has been removed for non-GAAP purposes.

(3)	Operating margin is equal to operating income divided by operating revenues.

(4)	Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(5)
The effective tax rate on adjusted net income attributable to Invesco Ltd. is 16.9% (second quarter: 20.6%; third quarter 2017: 27.6%). Third quarter 2018 includes a net 3.8% rate decrease primarily resulting from the acceleration of software tax amortization. Third and second quarters of 2018 include a 7.0% and a 6.1% tax rate reduction, respectively, as a result of lower Federal tax rates effective January 1, 2018.

(6)
Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted shares outstanding. There is no difference between the calculated earnings per share amounts presented above and the calculated earnings per share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management

(in billions)	Q3-18		Q2-18		% Change	Q3-17
Beginning Assets	$963.3		$934.2		3.1%	$858.3
Long-term inflows	43.6		54.4		(19.9)%	45.0
Long-term outflows	(54.8)		(62.4)		(12.2)%	(40.9)
Long-term net flows	(11.2)		(8.0)		40.0%	4.1
Net flows in non-management fee earning AUM(b)	3.2		0.9		255.6%	0.9
Net flows in institutional money market funds	3.1		0.9		244.4%	5.4
Total net flows	(4.9)		(6.2)		(21.0)%	10.4
Reinvested distributions(a)	1.7		0.7		142.9%	1.1
Market gains and losses(a)	14.3		10.3		38.8%	15.0
Acquisitions (i)	9.5		38.1		(75.1)%	26.0
Foreign currency translation	(3.0)		(13.8)		(78.3)%	6.7
Ending Assets	$980.9		$963.3		1.8%	$917.5

Average long-term AUM	$803.6		$805.8		(0.3)%	$732.7
Average AUM	$985.1		$973.9		1.2%	$890.8

Gross revenue yield on AUM(c)	55.8	bps	56.4	bps		60.7	bps
Gross revenue yield on AUM before performance fees(c)	55.4	bps	55.9	bps		58.7	bps
Net revenue yield on AUM(d)	39.3	bps	40.0	bps		43.9	bps
Net revenue yield on AUM before performance fees(d)	38.9	bps	39.5	bps		41.9	bps

(in billions)	Total AUM	Active(g)	Passive(g)
June 30, 2018	$963.3	$722.1	$241.2
Long-term inflows	43.6	28.3	15.3
Long-term outflows	(54.8)	(39.2)	(15.6)
Long-term net flows	(11.2)	(10.9)	(0.3)
Net flows in non-management fee earning AUM(b)	3.2	—	3.2
Net flows in institutional money market funds	3.1	3.1	—
Total net flows	(4.9)	(7.8)	2.9
Reinvested distributions(a)	1.7	1.7	—
Market gains and losses(a)	14.3	4.7	9.6
Acquisitions(i)	9.5	9.3	0.2
Foreign currency translation	(3.0)	(3.0)	—
September 30, 2018	$980.9	$727.0	$253.9

Average AUM	$985.1	$736.3	$248.8
Gross revenue yield on AUM(c)	55.8bps	70.2bps	14.3bps
Net revenue yield on AUM(d)	39.3bps	47.7bps	14.3bps

By channel: (in billions)	Total	Retail	Institutional
June 30, 2018	$963.3	$635.5	$327.8
Long-term inflows	43.6	34.4	9.2
Long-term outflows	(54.8)	(42.3)	(12.5)
Long-term net flows	(11.2)	(7.9)	(3.3)
Net flows in non-management fee earning AUM(b)	3.2	2.2	1.0
Net flows in institutional money market funds	3.1	4.5	(1.4)
Total net flows	(4.9)	(1.2)	(3.7)
Reinvested distributions(a)	1.7	1.7	—
Market gains and losses(a)	14.3	13.0	1.3
Acquisitions(i)	9.5	4.5	5.0
Foreign currency translation	(3.0)	(1.4)	(1.6)
September 30, 2018	$980.9	$652.1	$328.8

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (f)	Alternatives(e)
June 30, 2018	$963.3	$446.9	$232.7	$57.4	$80.4	$145.9
Long-term inflows	43.6	21.9	10.6	1.6	1.9	7.6
Long-term outflows	(54.8)	(29.4)	(10.9)	(2.7)	(1.3)	(10.5)
Long-term net flows	(11.2)	(7.5)	(0.3)	(1.1)	0.6	(2.9)
Net flows in non-management fee earning AUM(b)	3.2	2.3	0.9	—	—	—
Net flows in institutional money market funds	3.1	—	—	—	3.1	—
Total net flows	(4.9)	(5.2)	0.6	(1.1)	3.7	(2.9)
Reinvested distributions(a)	1.7	1.2	0.3	0.1	—	0.1
Market gains and losses(a)	14.3	14.5	(0.2)	(0.2)	0.1	0.1
Acquisitions(i)	9.5	4.3	1.6	1.0	2.4	0.2
Foreign currency translation	(3.0)	(1.1)	(0.7)	(0.2)	(0.3)	(0.7)
September 30, 2018	$980.9	$460.6	$234.3	$57.0	$86.3	$142.7

Average AUM	$985.1	$459.2	$235.4	$57.8	$89.4	$143.3

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
June 30, 2018	$963.3	$622.1	$25.4	$100.9	$126.3	$88.6
Long-term inflows	43.6	22.9	0.9	2.7	10.9	6.2
Long-term outflows	(54.8)	(28.8)	(1.2)	(6.4)	(12.6)	(5.8)
Long-term net flows	(11.2)	(5.9)	(0.3)	(3.7)	(1.7)	0.4
Net flows in non-management fee earning AUM(b)	3.2	3.2	—	—	—	—
Net flows in institutional money market funds	3.1	(2.1)	—	—	—	5.2
Total net flows	(4.9)	(4.8)	(0.3)	(3.7)	(1.7)	5.6
Reinvested distributions(a)	1.7	1.6	—	0.1	—	—
Market gains and losses(a)	14.3	14.1	—	(0.2)	0.8	(0.4)
Acquisitions(i)	9.5	—	—	—	—	9.5
Foreign currency translation	(3.0)	—	0.5	(1.0)	(0.6)	(1.9)
September 30, 2018	$980.9	$633.0	$25.6	$96.1	$124.8	$101.4

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(g)

(in billions)	Q3-18		Q2-18		% Change	Q3-17
Beginning Assets	$241.2		$200.3		20.4%	$156.6
Long-term inflows	15.3		18.8		(18.6)%	9.9
Long-term outflows	(15.6)		(18.4)		(15.2)%	(8.6)
Long-term net flows	(0.3)		0.4		N/A	1.3
Net flows in non-management fee earning AUM(b)	3.2		0.9		255.6%	0.9
Net flows in institutional money market funds	—		—		N/A	—
Total net flows	2.9		1.3		123.1%	2.2
Market gains and losses	9.6		4.8		100.0%	5.7
Transfers(h)	—		(1.5)		(100.0)%	—
Acquisitions(i)	0.2		36.9		(99.5)%	26.0
Foreign currency translation	—		(0.6)		(100.0)%	—
Ending Assets	$253.9		$241.2		5.3%	$190.5

Average long-term AUM	$151.0		$147.7		2.2%	$91.9
Average AUM	$248.8		$239.0		4.1%	$173.8

Gross revenue yield on AUM(c)	14.3	bps	15.5	bps		16.0	bps
Gross revenue yield on AUM before performance fees(c)	14.3	bps	15.5	bps		16.0	bps
Net revenue yield on AUM(d)	14.3	bps	15.5	bps		16.0	bps
Net revenue yield on AUM before performance fees(d)	14.3	bps	15.5	bps		16.0	bps

By channel: (in billions)	Total	Retail	Institutional
June 30, 2018	$241.2	$225.6	$15.6
Long-term inflows	15.3	15.3	—
Long-term outflows	(15.6)	(15.6)	—
Long-term net flows	(0.3)	(0.3)	—
Net flows in non-management fee earning AUM(b)	3.2	2.2	1.0
Net flows in institutional money market funds	—	—	—
Total net flows	2.9	1.9	1.0
Market gains and losses	9.6	9.6	—
Acquisitions (i)	0.2	0.2	—
Foreign currency translation	—	—	—
September 30, 2018	$253.9	$237.3	$16.6

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(e)
June 30, 2018	$241.2	$163.3	$63.1	$—	$—	$14.8
Long-term inflows	15.3	11.1	3.0	—	—	1.2
Long-term outflows	(15.6)	(9.8)	(2.9)	—	—	(2.9)
Long-term net flows	(0.3)	1.3	0.1	—	—	(1.7)
Net flows in non-management fee earning AUM(b)	3.2	2.3	0.9	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	2.9	3.6	1.0	—	—	(1.7)
Market gains and losses	9.6	10.0	(0.2)	—	—	(0.2)
Acquisitions (i)	0.2	0.2	—	—	—	—
Foreign currency translation	—	—	—	—	—	—
September 30, 2018	$253.9	$177.1	$63.9	$—	$—	$12.9

Average AUM	$248.8	$171.4	$64.2	$—	$—	$13.2

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive(g) (continued)

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
June 30, 2018	$241.2	$209.4	$0.5	$—	$30.6	$0.7
Long-term inflows	15.3	9.5	0.1	—	5.6	0.1
Long-term outflows	(15.6)	(9.2)	—	—	(6.3)	(0.1)
Long-term net flows	(0.3)	0.3	0.1	—	(0.7)	—
Net flows in non-management fee earning AUM(b)	3.2	3.2	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	2.9	3.5	0.1	—	(0.7)	—
Market gains and losses	9.6	9.1	—	—	0.5	—
Transfers	—	(0.5)	—	—	—	0.5
Acquisitions (i)	0.2	—	—	—	—	0.2
Foreign currency translation	—	—	—	—	—	—
September 30, 2018	$253.9	$221.5	$0.6	$—	$30.4	$1.4

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management

(in billions)	September 30, 2018		September 30, 2017		% Change
Beginning Assets	$937.6		$812.9		15.3%
Long-term inflows	154.6		132.5		16.7%
Long-term outflows	(173.5)		(126.5)		37.2%
Long-term net flows	(18.9)		6.0		N/A
Net flows in non-management fee earning AUM (b)	3.7		1.4		164.3%
Net flows in institutional money market funds	4.4		0.1		N/A
Total net flows	(10.8)		7.5		N/A
Reinvested distributions(a)	3.0		1.1		172.7%
Market gains and losses(a)	12.4		51.1		(75.7)%
Acquisitions(i)	47.6		26.0		83.1%
Foreign currency translation	(8.9)		18.9		N/A
Ending Assets	$980.9		$917.5		6.9%

Average long-term AUM	$797.5		$706.7		12.8%
Average AUM	$970.1		$856.6		13.3%

Gross revenue yield on AUM(c)	56.6	bps	59.5	bps
Gross revenue yield on AUM before performance fees(c)	56.2	bps	58.4	bps
Net revenue yield on AUM(d)	39.8	bps	42.8	bps
Net revenue yield on AUM before performance fees(d)	39.4	bps	41.6	bps

(in billions)	Total AUM	Active(g)	Passive(g)
December 31, 2017	$937.6	$738.6	$199.0
Long-term inflows	154.6	104.0	50.6
Long-term outflows	(173.5)	(124.8)	(48.7)
Long-term net flows	(18.9)	(20.8)	1.9
Net flows in non-management fee earning AUM(b)	3.7	—	3.7
Net flows in institutional money market funds	4.4	4.4	—
Total net flows	(10.8)	(16.4)	5.6
Reinvested distributions(a)	3.0	3.0	—
Market gains and losses(a)	12.4	(1.6)	14.0
Transfers(h)	—	1.5	(1.5)
Acquisitions(i)	47.6	10.5	37.1
Foreign currency translation	(8.9)	(8.6)	(0.3)
September 30, 2018	$980.9	$727.0	$253.9

Average AUM	$970.1	$739.4	$230.7
Gross revenue yield on AUM(c)	56.6bps	69.9bps	14.8bps
Net revenue yield on AUM(d)	39.8bps	47.7bps	14.8bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2017	$937.6	$637.0	$300.6
Long-term inflows	154.6	120.4	34.2
Long-term outflows	(173.5)	(137.1)	(36.4)
Long-term net flows	(18.9)	(16.7)	(2.2)
Net flows in non-management fee earning AUM(b)	3.7	3.7	—
Net flows in institutional money market funds	4.4	6.2	(1.8)
Total net flows	(10.8)	(6.8)	(4.0)
Reinvested distributions(a)	3.0	3.0	—
Market gains and losses(a)	12.4	11.5	0.9
Transfers(h)	—	(29.5)	29.5
Acquisitions(i)	47.6	42.6	5.0
Foreign currency translation	(8.9)	(5.7)	(3.2)
September 30, 2018	$980.9	$652.1	$328.8

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (f)	Alternatives(e)
December 31, 2017	$937.6	$431.2	$225.8	$57.7	$78.7	$144.2
Long-term inflows	154.6	74.0	38.6	10.6	4.9	26.5
Long-term outflows	(173.5)	(95.2)	(37.5)	(9.9)	(3.9)	(27.0)
Long-term net flows	(18.9)	(21.2)	1.1	0.7	1.0	(0.5)
Net flows in non-management fee earning AUM(b)	3.7	4.0	(0.3)	—	—	—
Net flows in institutional money market funds	4.4	—	—	—	4.4	—
Total net flows	(10.8)	(17.2)	0.8	0.7	5.4	(0.5)
Reinvested distributions(a)	3.0	1.8	0.8	0.1	—	0.3
Market gains and losses(a)	12.4	17.6	(3.0)	(1.2)	0.3	(1.3)
Acquisitions(i)	47.6	31.2	11.5	1.0	2.4	1.5
Foreign currency translation	(8.9)	(4.0)	(1.6)	(1.3)	(0.5)	(1.5)
September 30, 2018	$980.9	$460.6	$234.3	$57.0	$86.3	$142.7

Average AUM	$970.1	$448.9	$232.6	$58.6	$84.6	$145.4

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2017	$937.6	$585.4	$26.8	$110.9	$127.1	$87.4
Long-term inflows	154.6	72.9	3.5	10.1	46.1	22.0
Long-term outflows	(173.5)	(87.9)	(4.0)	(18.0)	(44.6)	(19.0)
Long-term net flows	(18.9)	(15.0)	(0.5)	(7.9)	1.5	3.0
Net flows in non-management fee earning AUM(b)	3.7	3.7	—	—	—	—
Net flows in institutional money market funds	4.4	0.8	—	(2.3)	(0.3)	6.2
Total net flows	(10.8)	(10.5)	(0.5)	(10.2)	1.2	9.2
Reinvested distributions(a)	3.0	2.6	—	0.4	—	—
Market gains and losses(a)	12.4	17.4	0.1	(2.0)	(0.6)	(2.5)
Acquisitions(i)	47.6	38.1	—	—	—	9.5
Foreign currency translation	(8.9)	—	(0.8)	(3.0)	(2.9)	(2.2)
September 30, 2018	$980.9	$633.0	$25.6	$96.1	$124.8	$101.4

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management - Passive(g)

(in billions)	September 30, 2018		September 30, 2017		% Change
Beginning Assets	$199.0		$144.4		37.8%
Long-term inflows	50.6		26.4		91.7%
Long-term outflows	(48.7)		(22.5)		116.4%
Long-term net flows	1.9		3.9		(51.3)%
Net flows in non-management fee earning AUM(b)	3.7		1.4		164.3%
Net flows in institutional money market funds	—		—		N/A
Total net flows	5.6		5.3		5.7%
Market gains and losses	14.0		14.7		(4.8)%
Transfers(h)	(1.5)		—		N/A
Acquisitions(i)	37.1		26.0		42.7%
Foreign currency translation	(0.3)		0.1		N/A
Ending Assets	$253.9		$190.5		33.3%

Average long-term AUM	$137.3		$81.9		67.6%
Average AUM	$230.7		$160.7		43.6%

Gross revenue yield on AUM(c)	14.8	bps	16.4	bps
Gross revenue yield on AUM before performance fees(c)	14.8	bps	16.4	bps
Net revenue yield on AUM(d)	14.8	bps	16.4	bps
Net revenue yield on AUM before performance fees(d)	14.8	bps	16.4	bps

By channel: (in billions)	Total	Retail	Institutional
December 31, 2017	$199.0	$182.0	$17.0
Long-term inflows	50.6	50.6	—
Long-term outflows	(48.7)	(48.7)	—
Long-term net flows	1.9	1.9	—
Net flows in non-management fee earning AUM(b)	3.7	3.7	—
Net flows in institutional money market funds	—	—	—
Total net flows	5.6	5.6	—
Market gains and losses	14.0	14.4	(0.4)
Transfers(h)	(1.5)	(1.4)	(0.1)
Acquisitions(i)	37.1	37.1	—
Foreign currency translation	(0.3)	(0.4)	0.1
September 30, 2018	$253.9	$237.3	$16.6

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives(e)
December 31, 2017	$199.0	$128.4	$57.3	$—	$—	$13.3
Long-term inflows	50.6	33.9	10.2	—	—	6.5
Long-term outflows	(48.7)	(32.2)	(10.0)	—	—	(6.5)
Long-term net flows	1.9	1.7	0.2	—	—	—
Net flows in non-management fee earning AUM(b)	3.7	4.0	(0.3)	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	5.6	5.7	(0.1)	—	—	—
Market gains and losses	14.0	16.1	(1.5)	—	—	(0.6)
Transfers(h)	(1.5)	—	(0.3)	—	—	(1.2)
Acquisitions(i)	37.1	27.1	8.7	—	—	1.3
Foreign currency translation	(0.3)	(0.2)	(0.2)	—	—	0.1
September 30, 2018	$253.9	$177.1	$63.9	$—	$—	$12.9

Average AUM	$230.7	$154.6	$61.6	$—	$—	$14.5

See the footnotes immediately following these tables.

Invesco Ltd.
Year-to-Date Assets Under Management - Passive(g) (continued)

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Continental Europe	Asia
December 31, 2017	$199.0	$167.3	$0.6	$—	$30.0	$1.1
Long-term inflows	50.6	30.2	0.1	—	20.0	0.3
Long-term outflows	(48.7)	(28.9)	(0.1)	—	(19.5)	(0.2)
Long-term net flows	1.9	1.3	—	—	0.5	0.1
Net flows in non-management fee earning AUM(b)	3.7	3.7	—	—	—	—
Net flows in institutional money market funds	—	—	—	—	—	—
Total net flows	5.6	5.0	—	—	0.5	0.1
Market gains and losses	14.0	14.3	—	—	0.2	(0.5)
Transfers(h)	(1.5)	(2.0)	—	—	—	0.5
Acquisitions(i)	37.1	36.9	—	—	—	0.2
Foreign currency translation	(0.3)	—	—	—	(0.3)	—
September 30, 2018	$253.9	$221.5	$0.6	$—	$30.4	$1.4

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)    In 2018, reinvested distributions are shown in a separate line in the AUM tables. In periods prior to the third quarter of 2017, reinvested distributions were included in market gains and losses.
(b)     Non-management fee earning AUM includes Invesco QQQ, UIT and product leverage.

(c)    Gross revenue yield on AUM is equal to annualized total operating revenues divided by average AUM, excluding Invesco Great Wall AUM. Prior to the third quarter 2018, management reflected its interests in Invesco Great Wall on a proportional consolidation basis, which was consistent with the presentation of our share of the AUM from these investments. Given the company's influence on Invesco Great Wall, a change in regulation allowing increased foreign ownership, and reaching agreement in principle to obtain majority stake of the joint venture, the company began reporting 100% of the flows and AUM for Invesco Great Wall beginning in the third quarter. For quarterly AUM, our share of the average AUM in the three and nine months ended September 30, 2018 for Invesco Great Wall was $22.4 billion and $13.7 billion, respectively (June 30, 2018: $8.8 billion, three and nine months ended September 30, 2017: $8.6 billion and $8.3 billion, respectively).

It is appropriate to exclude the average AUM of Invesco Great Wall for purposes of computing gross revenue yield on AUM, because the revenues resulting from these AUM are not presented in our operating revenues. Under U.S. GAAP, our share of the net income of Invesco Great Wall is recorded as equity in earnings of unconsolidated affiliates on our Condensed Consolidated Statements of Income. Gross revenue yield, the most comparable U.S. GAAP-based measure to net revenue yield, is not considered a meaningful effective fee rate measure. The numerator of the gross revenue yield measure, operating revenues, excludes the management fees earned from CIP; however, the denominator of the measure includes the AUM of these investment products. Therefore, the gross revenue yield measure is not considered representative of the company's true effective fee rate from AUM.

(d)    Net revenue yield on AUM is equal to annualized net revenues divided by average AUM. See the reconciliations of U.S. GAAP to Non-GAAP Information on pages 8 through 11 of this release for a reconciliation of operating revenues to net revenues.
(e)    The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(f)    Long-term AUM excludes institutional money market and non-management fee earning AUM. Ending AUM as of September 30, 2018 includes $80.3 billion in institutional money market AUM and $101.8 billion in non-management fee earning AUM (June 30, 2018: $74.9 billion and $93.0 billion, respectively; September 30, 2017: $77.1 billion and $82.7 billion, respectively).
(g)    Passive AUM include index-based ETFs, unit investment trusts (UITs), non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.
(h)    During the second quarter of 2018, $1.5 billion of passive ETF AUM were reclassified to active AUM. During the first quarter of 2018, $29.5 billion of AUM were transferred from retail into institutional to better reflect the activities of institutional sales teams and the clients they support.
(i)    As of July 1, 2018, we began including 100% of Invesco Great Wall Fund Management Company, which added $9.5 billion in AUM during the third quarter. The acquisition of Guggenheim Investments' ETF business on April 6, 2018 added $38.1 billion in AUM during the second quarter.

Invesco Ltd.
Investment Capabilities Performance Overview

		Benchmark Comparison			Peer Group Comparison
		% of AUM Ahead of Benchmark			% of AUM In Top Half of Peer Group
Equities		1yr	3yr	5yr	1yr	3yr	5yr
	U.S. Core	14%	—%	13%	26%	—%	7%
	U.S. Growth	31%	40%	40%	9%	56%	36%
	U.S. Value	35%	50%	50%	35%	50%	50%
	Sector	49%	57%	53%	49%	34%	29%
	U.K.	6%	8%	70%	2%	7%	6%
	Canadian	5%	11%	—%	5%	11%	—%
	Asian	74%	75%	90%	57%	87%	85%
	Continental European	54%	85%	99%	35%	66%	79%
	Global	40%	37%	50%	42%	50%	67%
	Global Ex U.S. and Emerging Markets	1%	17%	12%	—%	17%	4%
Fixed Income
	Money Market	98%	99%	99%	86%	87%	98%
	U.S. Fixed Income	58%	90%	88%	65%	78%	86%
	Global Fixed Income	34%	45%	48%	38%	36%	41%
	Stable Value	100%	100%	100%	100%	100%	100%
Other
	Alternatives	35%	66%	66%	41%	46%	75%
	Balanced	41%	46%	46%	31%	94%	85%

Note:
Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision. AUM measured in the one, three, and five year quartile rankings represents 52%, 52%, and 49% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, and five year basis represents 65%, 63%, and 58% of total Invesco AUM as of 9/30/18. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (Lipper, Morningstar, IA, Russell, Mercer, eVestment Alliance, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.